                                                                  EXHIBIT 4.4(a)

                                                                  CONFORMED COPY

                             DATED 17 September 2001


                           ATCHISON CASTING UK LIMITED
                        and others as Facility Companies
                                and/or Guarantors

                                       and

                            BURDALE FINANCIAL LIMITED

                        --------------------------------

                               FACILITY AGREEMENT

                        --------------------------------


                            [THEODORE GODDARD LOGO]

                                    CONTENTS

CLAUSE                                                                       PAGE
1.   INTERPRETATION..........................................................  1
2.   FACILITIES.............................................................. 11
3.   PURPOSE................................................................. 11
4.   CONDITIONS PRECEDENT.................................................... 11
5.   RESTRICTIONS ON UTILISATIONS............................................ 12
6.   UTILISATION OF FACILITIES............................................... 14
7.   REPAYMENT AND PREPAYMENT................................................ 18
8.   INTEREST AND COMMISSION................................................. 20
9.   COLLECTION OF RECEIVABLES............................................... 21
10.  TAX..................................................................... 22
11.  INCREASED COSTS......................................................... 24
12.  REPRESENTATIONS AND WARRANTIES.......................................... 25
13.  GENERAL UNDERTAKINGS.................................................... 27
14.  INFORMATION AND ASSET UNDERTAKINGS...................................... 33
15.  GUARANTEE AND INDEMNITY................................................. 38
16.  EVENTS OF DEFAULT....................................................... 40
17.  COSTS, EXPENSES AND FEES................................................ 43
18.  INDEMNITIES............................................................. 45
19.  NOTICES................................................................. 46
20.  MISCELLANEOUS PROVISIONS................................................ 47
21.  GOODS AND DOCUMENTS..................................................... 48
22.  CHANGES TO PARTIES...................................................... 49
23.  GOVERNING LAW AND JURISDICTION.......................................... 50

SCHEDULE 1 The Obligors...................................................... 51
SCHEDULE 2 Conditions Precedent.............................................. 54
SCHEDULE 3 Forms of Request.................................................. 58
SCHEDULE 4 Forms of Report................................................... 63
SCHEDULE 5 Form of Accession Letter.......................................... 66

SIGNATORIES.................................................................. 68

THIS AGREEMENT is dated 17 September 2001

BETWEEN:

(1) ATCHISON CASTING UK LIMITED (Registered in England and Wales No. 03514183) (the "COMPANY");

(2) THE COMPANIES (if any) identified in Part I of Schedule 1 as Facility Companies;

(3)  THE COMPANIES (if any) identified in Part II of Schedule 1 as Guarantors;
     and

(4) BURDALE FINANCIAL LIMITED (Registered in England and Wales No. 2656007) ("BURDALE").

IT IS AGREED:

1.   INTERPRETATION

1.1  DEFINITIONS

     In this Agreement:

     "ACCESSION LETTER" means a document substantially in the form set out in
     Schedule 5.

     "ACTUAL DAY OF PAYMENT" in relation to a Purchased Receivable means the date on which full payment in respect of that Purchased Receivable is made into a Blocked Account by the relevant account debtor or the relevant Facility Company.

     "ADDITIONAL FACILITY COMPANY" means each company which becomes an Additional Facility Company in accordance with Clause 22.2.

     "ADDITIONAL GUARANTOR" means each company which becomes an Additional Guarantor in accordance with Clause 22.3.

     "ADDITIONAL OBLIGOR" means each Additional Facility Company and each Additional Guarantor.

     "AFFILIATE" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

     "AVAILABILITY LIMITS" means the restrictions on Utilisations set out in Clause 5.

     "AVAILABILITY PERIOD" means the period from the opening of business in London on today's date until close of business in London on the date falling five Business Days prior to the Final Repayment Date or such later date as Burdale may agree.

     "BLOCKED ACCOUNTS" means the following account(s) of the Facility Companies with Barclays Bank plc, Lombard Street branch, sort code 20-00-00:

     (a)  Sheffield Forgemasters Rolls Limited's Sterling account number
          80264407

     (b) Sheffield Forgemasters Engineering Limited's Sterling account number 50533203

     (c) any bank accounts of an Additional Facility Company specified as Blocked Accounts in the relevant Accession Letter;

     in each case, (as the same may be redesignated, renumbered or renamed from time to time), or such other account(s) as previously approved by Burdale.

     "BUSINESS DAY" means any day not being a Saturday, Sunday or Bank holiday when banks are open for business in London.

     "CASH REQUEST" means a request for Burdale to pay to a Facility Company an amount of unpaid Purchase Price and/or the proceeds of a Loan in substantially the form set out in Part II of Schedule 3.

     "CHARGED ACCOUNTS" means the Blocked Accounts and the Other Accounts.

     "DEBENTURE" means the debenture executed or to be executed by the Obligors in favour of Burdale.

     "DEFAULT" means any Event of Default and any event which with the giving of notice and/or lapse of time and/or as a result of any Utilisation (or any combination of the foregoing) would constitute an Event of Default.

     "DEFAULT RATE" means the rate determined by Burdale to be 3% above the Interest Rate from time to time.

     "DILUTION RATE" means the monthly value of credit notes and non-cash credits issued by a Facility Company as a percentage of the monthly value of sales.

     "DOCUMENTS" means any and all documents which represent or relate to any Goods and/or the carriage of and/or possession of and/or ownership of and/or title to and/or insurance of and/or warehousing of and/or any other dealing in or with any Goods.

     "DORMANT COMPANY" means (a) a company which (i) does not trade (whether for its own account or for that of another), (ii) in the case of any company incorporated under the Companies Act 1985, does not carry out any transactions which would require it to make entries into its accounting records in accordance with Section 221 of that Act and (iii) does not hold or own (whether legally or beneficially) any material assets or property or owe or have outstanding any material liabilities and (b) Sheffield Forgemaster Share Trustees Limited and Sheffield Forgemaster Trustees Limited if and for so long as they do not beneficially hold or own any material assets or property.

     "DORMANT SUBSIDIARY" means the Subsidiaries of the Company identified in
     Part III of Schedule1.

     "ELIGIBLE RECEIVABLES" means, at any time, any Receivables at such time which are evidenced by an invoice rendered by a Facility Company to the relevant account debtors and which are not Ineligible Receivables.

     "ELIGIBLE STOCK" means all Stock which is not Ineligible Stock.

     "END DATE" in relation to an L/C means the earlier of the expiry date of such L/C and the date on which the L/C is drawn in full.

     "EQUIPMENT" means equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture and fixtures and all attachments, accessories and property now or in future relating to them or used in connection with them and replacements and substitutions for them.

     "EQUIPMENT VALUATION" means a valuation of Equipment carried out by an appraiser appointed by Burdale on the basis of estimated restricted realisation price.

     "EVENT OF DEFAULT" means any of the events specified in Clause 16.1.

     "EXCHANGE RATE" means the prevailing spot rate of exchange of such bank as Burdale may select for the purpose, at or around 11.00 a.m. on the date on which any conversion of currency is to be made under this Agreement.

     "FACILITIES" means the Receivables Finance Facility and the Revolving Credit Facility.

     "FACILITY COMPANY" means each company (if any) identified as a Facility Company in Part I of Schedule 1 and each Additional Facility Company.

     "FACILITY LIMIT" means L25,000,000.

     "FINAL REPAYMENT DATE" means the third anniversary of today's date.

     "FINANCE DOCUMENTS" means this Agreement, the Security Documents, all other agreements, documents and instruments at any time executed in favour of and/or delivered by any Obligor to Burdale and/or designated as a Finance Document by Burdale and the Company.

     "FINANCIAL INDEBTEDNESS" means any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b)  any amount raised by acceptance under any acceptance credit facility;

     (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

     (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

     (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

     (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

     (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

     (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

     (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

     "FOREIGN CURRENCY" means any currency other than Sterling which is freely available and transferable.

     "FOREX EXPOSURE" in relation to any unmatured Forex Transaction means the Forex Percentage of such transaction and in relation to the Forex L/C means the Forex Percentage of the face amount of the Forex L/C.

     "FOREX FACILITY" is defined in Clause 2.

     "FOREX L/C" means the L/C issued or to be issued as a Utilisation of the Forex Facility in favour of RBS in respect of foreign exchange transactions entered into by RBS prior to today's date on behalf of a Facility Company.

     "FOREX LIMIT" means L7,500,000.

     "FOREX PERCENTAGE" means:

     (a) in relation to Forex Transactions with a maturity of six months or less:

          (i)  10% in relation to euros and United States Dollars; and

          (ii) 15% in relation to all other currencies;

     (b) in relation to Forex Transactions with a maturity of greater than six months:

          (i)  15% in relation to euros and United States Dollars; and

          (ii) 20% in relation to all other currencies,

     or in each case, such higher percentage determined by Burdale having regard to the nature of the currencies involved in any Forex Transaction.

     "FOREX REQUEST" means a request for a Utilisation of the Forex Facility for the sale or purchase of a Foreign Currency substantially in the form set out in Part IV of Schedule 3.

     "FOREX TRANSACTION" means a foreign exchange transaction entered into as a Utilisation of the Forex Facility.

     "GAAP" means generally accepted accounting principles in the United
     Kingdom.

     "GOODS" means all Stock, produce, inventory and/or other goods which are the subject of a purchase by a Facility Company and in respect of which any L/C has been issued.

     "GUARANTOR" means each company (if any) identified as a Guarantor in Part II of Schedule 1 and each Additional Guarantor.

     "HOLDING COMPANY" means, in relation to a company or a corporation, any other company or corporation in respect of which it is a Subsidiary.

     "INELIGIBLE RECEIVABLES" means any Receivable:

     (a) which does not arise from the actual and bona fide sale and delivery of goods by the relevant Facility Company or rendering of services by the relevant Facility Company in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents relating to such transactions;

     (b) which remains fully or partly unpaid after its Maturity Date or such longer period as may be agreed by Burdale;

     (c) owing by a single account debtor if Receivables representing 50% or more of the aggregate balance owing by such account debtor to the Facility Companies are not Eligible Receivables by reason of the operation of paragraph (b) above;

     (d) with respect to which the account debtor is a director, officer, employee or Affiliate of any Obligor;

     (e) with respect to which the account debtor has or has asserted a counterclaim or has a right of set off, to the extent of such counterclaim or set off;

     (f) as to which performance has not been completed by the relevant Facility Company or as to which all goods and services in connection with such Receivable have not been delivered to or performed for the account debtor or which has not been invoiced or is not fully assignable;

     (g) with respect to which the account debtor is the subject of any bankruptcy or insolvency proceeding in any jurisdiction or has made an assignment for the benefit of creditors or whose assets have been conveyed to a receiver, administrator, trustee or other insolvency official;

     (h) with respect to which the account debtor's obligation to pay the Receivable is conditional upon the account debtor's approval or is otherwise subject to any repurchase obligation or right of return, as with sales made on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval (except with respect to Receivables in connection with which account debtors are entitled to return goods on the basis of the quality of those goods) or consignment basis;

     (i) owed by an account debtor incorporated or resident outside the United Kingdom, unless such Receivable is subject to valid and enforceable credit insurance payable to Burdale issued by an insurer on terms and in an amount acceptable to Burdale as determined by it in good faith and the aggregate invoice values owed by that relevant account debtor are within the insured limit;

     (j) owed by an account debtor whose total indebtedness to the Facility Companies exceeds any credit limit set by Burdale from time to time with respect to that account debtor to the extent such Receivable breaches that credit limit provided that Burdale will act reasonably in reducing any credit limits and provided that any reduction in the credit limit as to a particular account debtor will not cause any Receivables owing by that account debtor as of the date of such reduction not to qualify as Eligible Receivables;

     (k) where there are proceedings or actions which are threatened or pending against the account debtors with respect to such Receivables which would result in any material adverse change in any such account debtor's financial condition;

     (l) where there are facts, events or occurrences which would impair the validity, enforceability or collectability of that Receivable or of reducing the amount payable or delaying payment of that Receivable.

     "INELIGIBLE STOCK" means, at any time, Stock which:

     (a) is obsolete, slow-moving, not in good condition or not currently usable or saleable in the ordinary course of a Facility Company's business;

     (b) is held at third party premises but not held subject to Warehouseman Association standard agreement;

     (c) constitutes materials over which Burdale does not have a valid first ranking fixed or floating charge under the Security Documents;

     (d) constitutes consumables used in a Facility Company's business or constitutes packaging or shipping materials;

     (e)  constitutes returned, damaged or defective materials;

     (f)  is held by a Facility Company as consignee for a third party;

     (g) is not the property of the relevant Facility Company by virtue of retention of title or Romalpa provisions in favour of any person;

     (h)  is spare parts or scrap;

     (i) is in transit outside property which is owned and controlled by any Obligor except in cases where they are (i) in transit by a Facility Company or by a courier on its behalf between such property and the aggregate value of such Stock does not at any time exceed the sum of L10,000 or (ii) in transit to a Facility Company and Burdale has in its possession all originals of the bills of lading or other documents of title with respect to such Stock and has received all such agreements as Burdale requires in order to perfect first ranking fixed or floating security in such Stock and to obtain possession of such Stock from any third party having possession of the same; or

     (j) is determined in good faith by Burdale as being unsuitable for forming the basis of a lending decision as a result of any change in or introduction of or change in the interpretation or application of any law, regulation, treaty or official directive or official request having the force of law.

     "INTEREST RATE" means the aggregate of LIBOR, MLA Cost and the Margin.

     "L/Cs" means letters of credit, merchandise purchase or other guarantees which are from time to time either (a) issued or opened by Burdale for the account of a Facility Company or (b) with respect to which Burdale has agreed to indemnify the issuer or guaranteed to the issuer the performance by a Facility Company of its obligations to such issuer.

     "L/C EXPOSURE" in relation to any L/C (other than the Forex L/C) means:

     (a) if the proposed L/C is by way of a letter of credit and for the purpose of purchasing Eligible Stock:

          (i)  the face amount of the L/C; LESS

          (ii) the Stock Percentage TIMES the cost of such Eligible Stock for which such L/C was drawn; PLUS

          (iii) freight, taxes, duty and other amounts which Burdale estimates must be paid in connection with such Stock upon arrival and for delivery to one of the relevant Facility Company's locations for Eligible Stock within the United Kingdom; and

     (b) if the proposed L/C is for any other purpose an amount equal to 100% of the face amount of such L/C and all other commitments and obligations made or incurred by Burdale with respect to such L/C.

     "L/C LIMIT" means L5,000,000.

     "L/C REQUEST" means a request for a Utilisation of the Revolving Credit Facility by way of the issue of an L/C in substantially the form set out in
     Part III of Schedule 3.

     "LIBOR" means:

     (a) the thirty day LIBOR sterling rate quoted on the first Business Day of each month in the Financial Times, London edition as conclusively determined by Burdale; or

     (b) (if for any reason the Financial Times, London edition ceases or fails to quote such a rate) the one month British Banker's Association Interest Settlement Rate at 11.00 am on the same date; or

     (c) (if for any reason the Financial Times, London edition ceases or fails to quote such a rate and the British Banker's Association Interest Settlement Rate is not available) Burdale's cost of funds from whatever source it may reasonably request.

     "LOAN" means the principal amount of each borrowing under this Agreement from the Revolving Credit Facility (including any deemed borrowing pursuant to Clause 6.6) as reduced by repayment or prepayment from time to time.

     "MARGIN" means 2.6% per annum.

     "MATERIAL ADVERSE EFFECT" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a material adverse change in any of:

     (a) the business, performance, operations or properties of the Obligors taken as a whole; and/or

     (b)  the legality, validity or enforceability of any Finance Document;
          and/or

     (c) the perfection or priority of the Security Interests granted to Burdale under the Finance Documents; and/or

     (d) the ability of any Obligor to perform its financial obligations under any of the Finance Documents.

     "MATURITY DATE" means in respect of any Receivable the Business Day which is, or immediately succeeds the date which is the earlier of (i) 120 days after the date of the invoice in respect of such Receivable and (ii) 60 days after the due date for payment in respect of such Receivable.

     "MLA COST" means the cost (expressed as a rate per annum) of the London branch of First Union National Bank (or any other bank from which Burdale obtains funding for its provision of the Facilities) of complying with the requirements of the Bank of England and/or the Financial Services Authority and/or any other applicable regulatory authority in respect of monetary control, liquidity or otherwise.

     "MORTGAGED PROPERTY" means any real property which is from time to time charged in favour of Burdale by way of a first legal mortgage.

     "NET STOCK VALUE" means the net value of Stock as determined by the relevant Facility Company in accordance with its customary practices and procedures (as disclosed to Burdale prior to today's date and as the same may be varied from time to time with Burdale's written consent) and advised to Burdale from time to time.

     "OBLIGORS" means the Facility Companies and the Guarantors.

     "OTHER ACCOUNTS" means the bank accounts of the Obligors specified as Other Accounts in the Debenture and/or such other bank accounts of the Obligors as Burdale may permit.

     "OUTSTANDING PURCHASE PRICE" means the aggregate from time to time of the Purchase Prices of Receivables paid to the Facility Companies (including any deemed payment of Purchase Price pursuant to Clause 6.6) in respect of which Burdale has not received payment from the relevant account debtor or the relevant Facility Company.

     "PROPERTY VALUATION" means a valuation of the Mortgaged Property carried out by a valuer appointed by Burdale on the basis of estimated restricted realisation value as defined in the then current Statements of Asset Valuation and Practice and Guidance Notes issued by the Royal Institution of Chartered Surveyors.

     "PURCHASE COMMISSION" is defined in Clause 8.2.

     "PURCHASE DATE" in relation to a Purchased Receivable means the date of delivery of a Purchase Request by a Facility Company with respect to such Purchased Receivable.

     "PURCHASE PRICE" means the purchase price to be paid by Burdale for Purchased Receivables being 87% of the face value of each Eligible Receivable to be purchased under the Receivables Finance Facility less maximum discounts, credits and allowances of any nature which may be taken by or granted to any account debtor or other person in connection with such Eligible Receivable (all as determined by Burdale in accordance with Clause 6.1(c)).

     "PURCHASE REQUEST" means a Request for a Utilisation of the Receivables Finance Facility in substantially the form set out in Part I of Schedule 3.

     "PURCHASED RECEIVABLE" means a Receivable purchased by Burdale from a Facility Company in accordance with the terms of this Agreement.

     "RBS" means The Royal Bank of Scotland plc.

     "RECEIVABLE" means, at any time, the aggregate present and future obligations of an account debtor of a Facility Company for the payment of money to such Facility Company at such time together with all connected rights, claims, deposits and payments.

     "RECEIVABLES FINANCE FACILITY" is defined in Clause 2.

     "RECEIVABLES LIMIT" means L25,000,000.

     "REQUEST" means a request substantially in the form set out in the relevant Part of Schedule 3 for a Utilisation of one of the Facilities.

     "RESERVES" is defined in Clause 5.5.

     "REVOLVING CREDIT FACILITY" is defined in Clause 2.

     "REVOLVING CREDIT LIMIT" means L10,000,000.

     "SECURITY DOCUMENTS" means the Debenture, the Standard Security and any other guarantee or security documents executed in favour of Burdale from time to time in relation to the obligations or indebtedness of the Obligors (or any of them).

     "SECURITY INTEREST" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person, or any other agreement or arrangement having similar effect.

     "STANDARD SECURITY" means the standard security executed or to be executed by Sheffield Forgemasters Rolls Limited in favour of Burdale.

     "STERLING" and "L" means the lawful currency for the time being of the United Kingdom.

     "STOCK" means each Facility Company's stock and inventory at any time.

     "STOCK PERCENTAGE" means 65%.

     "SUBSIDIARY" means a subsidiary within the meaning of Section 736 of the Companies Act 1985.

     "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or delay in paying the same).

     "TAX CREDIT" means a credit against, relief or remission for, or repayment of any Tax.

     "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under the Finance Documents.

     "TAX PAYMENT" means an increased payment made by an Obligor to Burdale under Clause 10.1(c) or 10.2(a).

     "TOTAL RECEIVABLES AVAILABILITY" means, at any time, 87% of the face value of the Eligible Receivables less maximum discounts, credits and allowances of any nature which may be taken by or granted to any account debtor or any other person in connection with the Eligible Receivables at such time.

     "TOTAL STOCK AVAILABILITY" means, at any time, the Stock Percentage of the Net Stock Value of Eligible Stock at such time.

     "UTILISATION" means a utilisation of a Facility under this Agreement (with the delivery of a Purchase Request and the payment of Purchase Price by Burdale pursuant to a Cash Request constituting separate Utilisations of the Receivables Finance Facility).

     "UTILISATION DATE" in relation to a Utilisation means the date on which such Utilisation is made (being in relation to any Utilisation of the Receivables Finance Facility, both the Purchase Date and the date on which any payment of Purchase Price is made to a Facility Company pursuant to a Cash Request).

     "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2  CONSTRUCTION

     (a)  Any reference in this Agreement to:

          (i) "ASSETS" includes present and future properties, revenues and rights of every description;

          (ii) an "AUTHORISATION" means an authorisation, consent, approval, licence, resolution, filing or registration;

          (iii) a "FINANCE DOCUMENT" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

          (iv) "INDEBTEDNESS" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

          (v) a "PERSON" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

          (vi) a "REGULATION" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

          (vii) a provision of law is a reference to that provision as amended or re-enacted;

          (viii) words importing the singular shall include the plural and vice versa; and

          (ix) unless a contrary indication appears, a time of day is a reference to London time.

     (b)  Clause and Schedule headings are for ease of reference only.

     (c) A Default (other than an Event of Default) is "CONTINUING" if it has not been remedied or waived and an Event of Default is "CONTINUING" if it has not been waived.

     (d) If at any time there are no persons who are Guarantors, the term "OBLIGORS" shall be construed, whilst such circumstance is continuing, as a reference solely to the Facility Companies and if at any time the Company is the only Facility Company the references in this Agreement to "FACILITY COMPANY" shall, whilst such circumstance is continuing, be construed accordingly.

     (e) A person who is not party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Contracts (Rights of Third Parties) Act 1999.

2.   FACILITIES

     Subject to the terms of this Agreement Burdale agrees to make available the following facilities to the Facility Companies:

     (a) a Receivables Finance Facility pursuant to which Burdale will from time to time during the Availability Period purchase Receivables from the Facility Companies (the "RECEIVABLES FINANCE FACILITY");

     (b) a revolving credit facility pursuant to which Burdale will during the Availability Period (i) make Loans to the Facility Companies and (ii) issue, or procure the issue of, L/Cs for the account of the Facility Companies (the "REVOLVING CREDIT FACILITY");

     (c) a foreign exchange facility pursuant to which Burdale will during the Availability Period buy or sell Foreign Currency spot and/or for delivery at a future date on behalf of the Facility Companies and/or issue the Forex L/C in favour of RBS (the "FOREX FACILITY").

3.   PURPOSE

     Each Facility Company will use the Facilities only for its general operating, working capital and other proper corporate purposes and always in a manner which is not inconsistent with the Finance Documents including, without limitation:

     (a) a repayment of an amount not exceeding L3,540,371.94 (or its equivalent in other currencies) of intercompany indebtedness owed by the Obligors to certain of their Affiliates in the United States of America (such repayment to be made out of the proceeds of the first Utilisation of the Facilities); and

     (b) the making of loans to Affiliates to the extent permitted by Clause 13.13.

     Without affecting the obligations of the Facility Companies in any way, Burdale is not obliged to monitor or verify the application of the Facilities.

4.   CONDITIONS PRECEDENT

4.1  INITIAL CONDITIONS

     No Request may be delivered unless Burdale shall have received all of the documents and evidence specified in Part I of Schedule 2 in a form and substance satisfactory to it.

4.2  FURTHER CONDITIONS

     The obligations of Burdale in respect of any Utilisation are subject to the further conditions precedent that both on the date of the relevant Request and the proposed Utilisation Date:

     (a) the representations and warranties set out in Clause 12 to be repeated on such dates are true and correct; and

     (b) no Default has occurred and remains outstanding or would result from the making of such Utilisation.

5.   RESTRICTIONS ON UTILISATIONS

5.1  LOANS

     No Cash Request may be delivered which would involve the drawing of a Loan unless at the time of delivery either (a) the Receivables Finance Facility is or would be following the delivery of such Cash Request being utilised up to the Receivables Limit or (b) the Facility Companies have no Receivables with which to utilise the Receivables Finance Facility.

5.2  LETTERS OF CREDIT

     No Request may be delivered for an L/C to be issued pursuant to the Revolving Credit Facility unless and until the form of L/C has been approved by Burdale, such approval not to be unreasonably withheld or delayed, the relevant issuer and the proposed beneficiary of such L/C.

5.3  OVERALL LIMIT

     The aggregate amount of:

     (a)  all Loans;

     (b)  Outstanding Purchase Price;

     (c)  all L/C Exposures; and

     (d)  all Forex Exposures,

     shall not at any time exceed the Facility Limit.

5.4  SPECIFIC LIMITS

     (a) RECEIVABLES FINANCE FACILITY: The Outstanding Purchase Price shall not at any time exceed the Receivables Limit.

     (b) FOREX FIXED LIMIT: The aggregate amount of all Forex Exposures shall not at any time exceed the Forex Limit.

     (c) FOREX AVAILABILITY: In the event that the aggregate amount of all Forex Exposures at any time exceeds the lesser of

          (i)  L3,000,000; and

          (ii) 37.5% of the aggregate of the then most recent Property Valuation and the then most recent Equipment Valuation,

          any such excess (the "EXCESS FOREX EXPOSURE") shall be deemed to be a Utilisation of the Revolving Credit Facility.

     (d)  REVOLVING CREDIT FACILITY: The aggregate amount of:

          (i)  all Loans;

          (ii) all L/C Exposures; and

          (iii) the Excess Forex Exposure,

          shall not at any time exceed the Revolving Credit Limit.

     (e) L/C UTILISATIONS: The aggregate amount of all L/C Exposures shall not at any time exceed the L/C Limit.

5.5  AVAILABILITY

     The aggregate amount of:

     (a)  Outstanding Purchase Price;

     (b)  all Loans;

     (c)  all L/C Exposures; and

     (d)  the Excess Forex Exposure,

          shall not at any time exceed the sum of:

          (i)  the Total Receivables Availability; PLUS

          (ii) the Total Stock Availability; LESS

          (iii) the amount of Reserves,

          at such time.

     For the purposes of this Clause 5.5, "RESERVES" means reserves established by Burdale:

     (a) from time to time to reflect the full amount of the liabilities at such time which have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the liabilities of the Obligors under the Finance Documents and/or having the benefit of any Security Interest over the assets of any Obligor ranking or capable of ranking senior to or pari passu with the Security Interests granted to Burdale under the Finance Documents;

     (b) from time to time to reflect Burdale's good faith belief that any report or financial information provided by or on behalf of any Obligor under the Finance Documents is or may have been incomplete, inaccurate or misleading in any material respect;

     (c) in an amount equal to the amount by which the Dilution Rate for the most recently ended month exceeds 2%; and

     (d) in an amount equal to the amount (if any) by which the aggregate of the then most recent Property Valuation and Equipment Valuation is less than L8,000,000.

5.6  PROHIBITION

     No Utilisation may be made which would cause the provisions of this Clause 5 to be breached.

5.7  PERCENTAGES

     Burdale may from time to time, following prior consultation with the
     Company:

     (a) reduce the Purchase Price to the extent that the Dilution Rate has increased;

     (b) reduce the Total Stock Availability (or any component of it) to the extent that:

          (i) the number of days of the turnover of the Stock for any period has changed in any material respect; or

          (ii) the estimated restricted realisation value of the Eligible Stock, or any category of Eligible Stock, has decreased; or

          (iii) the nature and quality of the Stock has deteriorated; and

          (iv) there is any change in seasonality with respect to Stock and patterns of sales after today's date; or

          (v)  there is any reduction in the Facility Limit pursuant to Clause
               7.6.

6.   UTILISATION OF FACILITIES

6.1  AVAILABILITY OF RECEIVABLES FINANCE FACILITY

     (a) Subject to the terms of this Agreement, each Facility Company shall offer to sell its Receivables to Burdale by delivering to Burdale from time to time duly completed Purchase Requests (together with all deeds and documents referred to in such Purchase Request), delivery of which shall oblige such Facility Company to sell the Receivables stated in such Purchase Request upon the terms and subject to the conditions of this Agreement.

     (b) A Purchase Request will not be regarded as having been duly completed unless it is in substantially the form set out in Part I of Schedule 3.

     (c) As soon as reasonably practicable following delivery of a Purchase Request, Burdale (acting reasonably) shall determine the Purchase Price for the Receivables specified in such Purchase Request and will, upon being requested by the relevant Facility Company, advise such Facility Company of such determination.

6.2  CASH UTILISATIONS

     (a) Subject to the terms of this Agreement, each Facility Company may from time to time request that Burdale pay sums to such Facility Company of up to the aggregate of (i) the amount of any unpaid Purchase Price and
          (ii) the amount available for drawing by way of Loan, by delivering a duly completed Cash Request to Burdale not later than 11.00 a.m. on the proposed Utilisation Date for such payment.

     (b) A Cash Request will not be regarded as having been duly completed unless it is in substantially the form set out in Part II of Schedule 3 and, in particular, specifies:

          (i) the proposed Utilisation Date, being a Business Day falling during the Availability Period;

          (ii) the amount of the sum to be paid by Burdale which must be less than or equal to the aggregate of the amounts specified in Clause 6.2(a); and

          (iii) if not already notified to Burdale, the details of the Other Account into which the payment is to be made on the Utilisation Date.

     (c) Payments made by Burdale pursuant to a Cash Request shall be deemed to be first payments of any unpaid Purchase Price to the full extent of such unpaid Purchase Price and second, to the extent of any surplus, to be the drawing of a Loan.

     (d) Burdale's obligation to pay the Purchase Price of any Receivable (or any unpaid portion of it as the case may be) shall be terminated on the earlier of the Actual Day of Payment and the Maturity Date of such Receivable.

     (e) To the extent that any payments made by Burdale pursuant to a Cash Request to a Facility Company (the "DEBTOR COMPANY") represent payment of Purchase Price in relation to the Purchased Receivables of another Facility Company (the "CREDITOR COMPANY") then (without double counting with the provisions of Clause 7.2(e)(ii)) the Creditor Company shall be deemed to have made a loan to the Debtor Company in an amount equal to the amount of such payment by Burdale (an "INTERCOMPANY LOAN"). All Intercompany Loans shall bear interest at such rates as the relevant Creditor Companies may agree with the relevant Debtor Companies and all principal and interest on any Intercompany Loan shall be payable on demand.

6.3  L/C UTILISATIONS

     (a) Subject to the terms of this Agreement, a Facility Company may request the issue of an L/C as a Utilisation of the Revolving Credit Facility or the issue of the Forex L/C as a Utilisation of the Forex Facility by delivering a duly completed L/C Request to Burdale not later than
          11.00 a.m. on the proposed Utilisation Date for that L/C.

     (b) An L/C Request will not be regarded as having been duly completed unless it is substantially in the form attached in Part III of
          Schedule 3 and, in particular, specifies:

          (i) the proposed Utilisation Date, being a Business Day falling during the Availability Period;

          (ii) the amount of the L/C required, the L/C Exposure of which must (save in the case of the Forex L/C) be equal to or less than the undrawn/unutilised amount of the Revolving Credit Facility and (in all cases) within the relevant Availability Limits as at the proposed Utilisation Date;

          (iii) if not already notified to Burdale, the details of the beneficiary, payee or addressee of such L/C.

6.4  GENERAL PROVISIONS REGARDING L/Cs

     (a) Nothing in this Agreement shall be deemed or construed to grant any Facility Company any right or authority to pledge the credit of Burdale in any manner. Burdale shall have no liability of any kind with respect to any L/C provided by an issuer other than Burdale unless Burdale has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such L/C. Each Facility Company shall be bound by an interpretation made in good faith by Burdale, or any other issuer or correspondent under or in connection with any L/C or any documents, drafts or acceptances in relation to any L/C, notwithstanding that such interpretation may be inconsistent with any instructions of any Facility Company. Burdale shall have the sole and exclusive right and authority to, and no Facility Company shall:

          (i) at any time an Event of Default exists or has occurred and is continuing:

               (1) approve or resolve any questions of non-compliance of documents;

               (2) give any instructions as to acceptance or rejection of any documents or goods; or

               (3) execute any and all applications for steamship or airway guarantees, indemnities or delivery orders and at all times;

          (ii) at any time:

               (1) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents; and

               (2) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, L/Cs, or documents, drafts or acceptances in relation to any L/C or any letters of credit provided as security to Burdale. Burdale may take such actions either in its own name or in the relevant Facility Company's name.

     (b) Any rights, remedies, duties or obligations granted or undertaken by any Facility Company to any issuer or correspondent in any application for any L/C, or any other agreement in favour of any issuer or correspondence relating to any L/C, shall be deemed to have been granted or undertaken by such Facility Company to Burdale. Any duties or obligations undertaken by Burdale to any issuer or correspondence in any application for any L/C, or any other agreement by Burdale in favour of any issuer or correspondence relating to any L/C, shall be deemed to have been undertaken by the relevant Facility Company to Burdale and to apply in all respects to such Facility Company.

     (c) None of Burdale, any L/C issuer (or any of their respective correspondents) or any advising, negotiating or paying bank with respect to any L/C shall be responsible in any way for:

          (i) the performance by any beneficiary under any L/C of that beneficiary's obligations to the relevant Facility Company; or

          (ii) the form, sufficiency, correctness, genuineness, authority of any person signing or the legal effect of any documents called for under any L/C if such documents appear on their face to be in order.

6.5  FOREX UTILISATIONS

     (a) Subject to the terms of this Agreement, a Facility Company may request a Utilisation of the Forex Facility by way of the sale or purchase of Foreign Currency by delivering a duly completed Forex Request to Burdale not later than 11.00 a.m. on the proposed date of the contract for the sale or purchase of Foreign Currency.

     (b) A Forex Request will not be regarded as having been duly completed unless it is in substantially the form set out in Part IV of Schedule 3 and, in particular, specifies:

          (i) the proposed date of effect of the sale or purchase of Foreign Currency being a Business Day falling during the Availability Period; and

          (ii) the value of the contract for the sale or purchase of Foreign Currency required and the Foreign Currency required to be purchased which must be such that the Forex Exposure with respect to such Utilisation when aggregated with all other Forex Exposures is equal to or less than the Forex Limit and within the relevant Availability Limits as at the proposed Utilisation Date.

     (c) Save as otherwise expressly provided in this Agreement, all of the terms of this Agreement relating to L/Cs shall apply to the Forex L/C.

6.6  DEEMED UTILISATIONS

     All payments made by Burdale:

     (a) in accordance with the terms of any L/C or any guarantee or indemnity given by Burdale to the issuer of any L/C (as the case may be); and

     (b)  on the maturity of any Forex Transaction,

     shall be deemed to be a payment to the relevant Facility Company in an amount equal to such payment, as if such Facility Company had lodged a Cash Request for such amount and subject to the provisions of this Agreement with respect to Utilisations of the Receivables Finance Facility and/or the Revolving Credit Facility (including, without limitation, as to interest, purchase commission and repayment).

7.   REPAYMENT AND PREPAYMENT

7.1  RECEIVABLES FINANCE FACILITY

     (a) If in relation to a Purchased Receivable Burdale determines on the Maturity Date in respect of such Purchased Receivable that it has not received payment in accordance with Clause 9.1 of the full amount of such Purchased Receivable, the relevant Facility Company shall, on demand by Burdale pay to Burdale an amount equal to the Outstanding Purchase Price of such Purchased Receivable for which payment has not been received PROVIDED THAT this provision shall not restrict (nor oblige) Burdale in any way in or from pursuing and obtaining payment in respect of such Purchased Receivable from the account debtors or otherwise (which payment shall be made into a Blocked Account) and each Facility Company undertakes that it will do all such reasonable acts or things necessary or desirable to help Burdale in pursuing and obtaining such payment.

     (b) Burdale shall be entitled to deduct from payments made by account debtors and/or the Facility Companies into a Blocked Account in respect of Purchased Receivables the then Outstanding Purchase Price in respect of such Purchased Receivables and the balance remaining after such deduction shall be applied in accordance with Clause 7.2.

7.2  OTHER UTILISATIONS

     Subject as provided below all amounts standing to the credit of the Blocked Accounts from time to time following the deductions referred to in Clause 7.1(b) shall be applied as follows:

     (a)  FIRST in repayment of the outstanding principal amount of any Loans;

     (b) SECOND in payment of any fees, costs and expenses due from any Obligor to Burdale under the Finance Documents;

     (c) THIRD in payment of (i) all amounts of interest due on the Loans (including any deemed borrowing pursuant to Clause 6.6) and (ii) all Purchase Commission (or in making provision for Purchase Commission which will fall due for payment on the last Business Day of the current calendar month);

     (d) FOURTH in or towards satisfaction of any other payment obligation of any Obligor under the Finance Documents; and

     (e) FIFTH to the relevant Facility Company by way of payment into such Other Account as the relevant Facility Company may specify to Burdale in writing from time to time.

          PROVIDED THAT:

          (i) notwithstanding the above, at all times whilst an Event of Default is continuing, amounts standing to the credit of a Blocked Account shall be applied to such of the liabilities of the Obligors under the Finance Documents and in such order as Burdale may in its absolute discretion determine; and

          (ii) to the extent that any amount standing to the credit of one Facility Company's Blocked Account is applied to discharge the liabilities of another Obligor pursuant to Clause 7.1(b) or this Clause 7.2 then (without double counting) the provisions of Clause 6.2(e) shall apply to such application mutatis mutandis.

7.3  REUTILISATION

     (a) RECEIVABLES FINANCE FACILITY: Subject to the terms of this Agreement, all amounts of Outstanding Purchase Price recovered and paid to Burdale, may be reutilised as Utilisations of the Receivables Finance Facility.

     (b) REVOLVING CREDIT FACILITY: Subject to the terms of this Agreement, all Loans repaid and all amounts recovered and paid to Burdale in relation to L/Cs, may be redrawn or reutilised as Utilisations of the Revolving Credit Facility.

7.4  PREPAYMENT

     If at any time the outstanding Utilisations or any part of them cause any Availability Limit to be exceeded then the Company will immediately repay or procure repayment of such amount of the Loans together with cash collateral in respect of Outstanding Purchase Price and/or any contingent obligation of Burdale in relation to any L/C or other Utilisation together with interest on the Loans, to the extent required to ensure compliance with that Availability Limit and, until such time as that Availability Limit is no longer breached, no further Utilisations may be requested (including, for the avoidance of doubt, pursuant to a Cash Request) or will, at Burdale's option, be made or issued.

7.5  ILLEGALITY

     If it becomes unlawful in any jurisdiction for Burdale to make available or maintain the Facilities (or any of them) or to give effect to its obligations under the Finance Documents, Burdale may give seven Business Days written notice to that effect to the Company whereupon the Facilities will be cancelled and all the provisions of this Agreement will apply as if the cancellations or terminations had been a reduction of the Facility Limit to zero pursuant to Clause 7.6.

7.6  REDUCTION OF FACILITY LIMIT

     At the request of the Company by giving not less than ten Business Day's prior written notice to Burdale, the Facility Limit may from time to time be reduced or extinguished provided that on or before the effective date for such reduction the Company shall pay (or procure payment) to Burdale of:

     (a) such amount as may be necessary in prepayment of the Loans and/or as cash collateral for Outstanding Purchase Price and/or Burdale's contingent obligations under any issued L/C or unmatured Forex Transaction to ensure that the Facility Companies remain in compliance with the Availability Limits (as adjusted to take account of such amendments pursuant to Clause 5.7); and

     (b) a fee calculated by applying to the amount of the reduction the applicable percentage set out in column (2) below:

                           (1)                                 (2)
                    DATE OF REDUCTION                 APPLICABLE PERCENTAGE
          On or before the first anniversary of the              2%
          first Utilisation Date

          After the first anniversary of first                   1%
          Utilisation Date

     Any exercise by Burdale of its rights under Clause 16.2(b) and/or 16.3 and/or the operation of Clause 7.5 shall be deemed for the purposes of paragraph (b) above to be a reduction in the Facility Limit in an amount equal to the amount of the Facility or Facilities so cancelled.

     If the Facility Limit is reduced to nil and (either at the time or later) the Outstanding Purchase Price is nil and there is no outstanding Utilisation of the Facilities, this Agreement shall be deemed terminated but without prejudice to all liabilities of either party (including fees, commission, interest and costs) existing immediately prior to such termination.

7.7  FINAL REPAYMENT

     The Company will, on the Final Repayment Date, pay (or procure payment) to Burdale in full all outstanding and unpaid liabilities under the Finance Documents (whether by way of principal, interest, commission, fees, costs, expenses or otherwise) and shall pay to Burdale such amount as is necessary to provide full cash collateral for Outstanding Purchase Price and any contingent obligations which Burdale may have in respect of any L/C, Forex Transaction or other outstanding Utilisation. If the amounts so paid are received by Burdale later than 1.00 p.m. on the Final Repayment Date then the Company will pay interest on such amounts to Burdale at the Default Rate until payment has been made in full.

7.8  CASH COLLATERAL

     If under this Agreement any Facility Company is required to provide and does provide cash collateral for any contingent liability, such cash collateral shall be held by Burdale in an interest bearing account for application against such contingent liability, provided that any sum remaining after settling such payments shall be applied first in settlement of any other amounts then due and payable to Burdale under the Finance Documents and any balance shall be promptly repaid to the relevant Facility Company or other person entitled to the balance.

8.   INTEREST AND COMMISSION

8.1  INTEREST

     (a) Each Facility Company will pay Burdale interest on each Loan made to it by Burdale at the Interest Rate.

     (b) Except as otherwise provided in this Agreement, accrued interest on each Loan shall be paid by the relevant Facility Company in arrear on the last Business Day of each month and on the Final Repayment Date. All interest accruing on or after the date of any Event of Default or the Final Repayment Date shall be payable on demand.

     (c) Interest will be calculated on the basis of a 365 day year and actual days elapsed and will accrue and be calculated on a daily basis.

8.2  PURCHASE COMMISSION

     Each Facility Company shall pay to Burdale commission in respect of each of its Purchased Receivables at a rate equivalent to the Interest Rate applied to the Outstanding Purchase Price for such Receivable from the date on which Burdale paid such Purchase Price to a Facility Company down to the Actual Date of Payment (the "PURCHASE COMMISSION"). Burdale shall calculate the Purchase Commission on a daily basis and it shall be paid by the relevant Facility Company monthly in arrears on the last Business Day of each month.

8.3  DEFAULT INTEREST

     (a) Upon the occurrence of an Event of Default and whilst the same is continuing, all amounts outstanding under this Agreement shall bear interest (both before and after judgment) at the Default Rate.

     (b) Interest at the Default Rate will be compounded at the end of each period designated by Burdale and will be determined by Burdale on the first Business Day of each such period.

9.   COLLECTION OF RECEIVABLES

9.1  FLOW OF FUNDS

     Subject to Clause 9.2, each Facility Company undertakes that during the period commencing on the date of this Agreement and ending when all its liabilities under the Finance Documents have been discharged in full and Burdale is under no further obligation under any of the Finance Documents:

     (a) such Facility Company will collect as agent and trustee for Burdale all Receivables and immediately pay (or procure that payment is made) all amounts due in respect of each Receivable into a Blocked Account, provided however that until payment into a Blocked Account it will hold all money so received upon trust for Burdale and will not commingle in any Charged Account any monies which are not Receivables or which are not payable to Burdale;

     (b) without prejudice to its obligations under Clause 13.14, in the event that any account debtor makes a payment in respect of Receivables into another Charged Account or other account which is not a Blocked Account, such Facility Company will ensure that the amounts representing such payment are promptly transferred into a Blocked Account and will immediately direct the relevant account debtor to make all future payments to a Blocked Account; and

     (c)  all the transfers and collections referred to in paragraphs (a) and
          (b) above shall be carried out daily prior to the occurrence of any Default and thereafter at such intervals as Burdale may, at its discretion, specify to the Company.

9.2  FAILURE OF DEBENTURE

     In the event that the Debenture is not, at any time, effective or is not in full force and effect in respect of any Charged Account, each Facility Company will (unless otherwise directed by Burdale and without prejudice to Burdale's rights and remedies under the Finance Documents), for so long as the Debenture is ineffective or not in full force and effect and ending on the date when all of its liabilities under the Finance Documents have been repaid or discharged in full and Burdale is under no further obligation under any of the Finance Documents, collect as agent and trustee for Burdale all Receivables which would otherwise have been payable into a Blocked Account and immediately pay (or procure the payment of) all amounts due in respect of those Receivables directly to such bank account of Burdale as it may specify for this purpose.

9.3  DECLARATION OF TRUST

     If for any reason (including, without limitation, any prohibition or restriction on assignment contained in any agreement between a Facility Company and the relevant account debtor), title to any Receivable which is purchased by Burdale under this Agreement does not pass to Burdale then the relevant Facility Company shall hold such Receivable on trust for Burdale and shall collect and deal with such Receivable in accordance with the terms of Clauses 9.1 and 9.2.

9.4  REIMBURSEMENT

     Each Facility Company agrees to reimburse Burdale on demand for any liability of Burdale to any bank or other person involved in the transfer of funds to or from any Blocked Account arising out of Burdale's payments to or indemnification of that bank or person, and this obligation to reimburse shall survive the termination or non-renewal of this Agreement.

9.5  APPLICATION

     For the purposes of calculating the amount of the Loans available to the Facility Companies, the Receivables Limit and the Forex Limit such payments will be applied (conditional upon final collection) in satisfaction or reduction of the relevant Facility Company's liabilities under the Finance Documents on the Business Day of receipt by Burdale. For the purposes of calculating interest in respect of the Loans and for calculating any Purchase Commission or commission in respect of the Forex Transactions, payments or other funds received by Burdale will be applied (conditional upon final collection) in satisfaction or reduction of the relevant Facility Company's liabilities under the Finance Documents one Business Day following the date of receipt of funds by Burdale.

9.6  BUSINESS DAYS

     If any payment under the Finance Documents would otherwise be due on a day which is not a Business Day, it will be due on the next succeeding Business Day or, if that Business Day falls in the following month, on the preceding Business Day.

10.  TAX

10.1 TAX GROSS-UP

     (a) Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

     (b) The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a

          Tax Deduction) notify Burdale accordingly.

     (c) If a Tax Deduction is required by law to be made by an Obligor the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

     (d) If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

     (e) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to Burdale evidence reasonably satisfactory to Burdale that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

10.2 TAX INDEMNITY

     (a) The Company shall (within three Business Days of demand by Burdale) pay to Burdale an amount equal to the loss, liability or cost which Burdale determines will be or has been (directly or indirectly) suffered for or on account of Tax.

     (b) Paragraph (a) above shall not apply with respect to any Tax assessed on Burdale if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by Burdale.

10.3 TAX CREDIT

     If an Obligor makes a Tax Payment and Burdale determines that:

     (a)  a Tax Credit is attributable to that Tax Payment; and

     (b)  it has obtained, utilised and retained that Tax Credit,

     Burdale shall pay an amount to the Obligor which Burdale determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

10.4 STAMP TAXES

     The Company shall pay and, within three Business Days of demand, indemnify Burdale against any cost, loss or liability that Burdale incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

10.5 VALUE ADDED TAX

     (a) All consideration payable under a Finance Document by an Obligor to Burdale shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to Burdale (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

     (b) Where a Finance Document requires an Obligor to reimburse Burdale for any costs or expenses, that Obligor shall also at the same time pay and indemnify Burdale against all VAT incurred by Burdale in respect of the costs or expenses save to the extent that Burdale is entitled to repayment or credit in respect of the VAT.

11.  INCREASED COSTS

11.1 INCREASED COSTS

     (a) Subject to Clause 11.3 the Company shall, within three Business Days of a demand by Burdale, pay to Burdale the amount of any Increased Costs incurred by Burdale or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

     (b)  In this Agreement "INCREASED COSTS" means:

          (i) a reduction in the rate of return from the Facilities (or any of them) or on Burdale's (or its Affiliate's) overall capital;

          (ii) an additional or increased cost; or

          (iii) a reduction of any amount due and payable under any Finance Document,

          which is incurred or suffered by Burdale or any of its Affiliates to the extent that it is attributable to Burdale having entered into this Agreement or funding or performing its obligations under any Finance Document.

11.2 INCREASED COST CLAIMS

     If Burdale intends to make a claim pursuant to Clause 11.1 it shall notify the Company of the event giving rise to the claim, and shall, as soon as practicable after a demand by the Company, provide a certificate confirming the amount of its Increased Costs.

11.3 EXCEPTIONS

     Clause 11.1 does not apply to the extent any Increased Cost is:

     (a) attributable to a Tax Deduction required by law to be made by an Obligor;

     (b) compensated for by Clause 10.2 (or would have been compensated for under Clause 10.2 but was not so compensated solely because the exclusion in Clause 10.2(b) applied);

     (c)  compensated for by the payment of MLA Cost; or

     (d) attributable to the wilful breach by Burdale or its Affiliates of any law or regulation.

12.  REPRESENTATIONS AND WARRANTIES

12.1 WARRANTIES

     Each Obligor makes the representations and warranties in this Clause 12 to Burdale on today's date and such representations and warranties will be deemed repeated by the Obligors on each date:

     (a)  on which a Request is submitted;

     (b)  which is a Utilisation Date;

     (c) on which any payment of interest or Purchase Commission is due under the Finance Documents,

     as if made with reference to the facts and circumstances existing on such date.

12.2 STATUS

     (a) It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

     (b) It has the power to own its assets and carry on its business as it is being conducted.

12.3 BINDING OBLIGATIONS

     The obligations expressed to be assumed by it in each Finance Document are, subject to any principles of law affecting creditors' rights generally, legal, valid, binding and enforceable obligations.

12.4 NON-CONFLICT WITH OTHER OBLIGATIONS

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

     (a)  any law or regulation applicable to it;

     (b)  its constitutional documents; or

     (c)  any agreement or instrument binding upon it or any of its assets.

12.5 POWER AND AUTHORITY

     It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

12.6 VALIDITY AND ADMISSIBILITY IN EVIDENCE

     All authorisations required or desirable:

     (a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

     (b) to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation,

     have been obtained or effected and are in full force and effect.

12.7 NO FILING OR STAMP TAXES

     Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

12.8 NO DEFAULT

     (a) No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

     (b) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which might have a Material Adverse Effect.

12.9 PARI PASSU RANKING

     Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

12.10 NO PROCEEDINGS PENDING OR THREATENED

     No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

12.11 MATERIAL DISCLOSURES

     All information furnished by or on behalf of any Obligor in writing to Burdale in connection with the Finance Documents is true and correct in all material respects as of the date such information is dated or certified and does not omit any material information and is not misleading. No event or circumstance has occurred which has or, to the knowledge of the Obligors, could reasonably be expected to have a Material Adverse Effect which has not been fully and accurately disclosed to Burdale.

12.12 FINANCIAL STATEMENTS

     Its latest audited financial statements (i) have been reported upon by its auditors without qualification, (ii) have been prepared in accordance with GAAP and give a true and fair view of the results of its operations and its assets and liabilities for the relevant period and of the state of its affairs at the relevant date, and (iii) in particular, accurately disclose or reserve against all liabilities (actual or contingent), and there has been no change in its assets, financial condition or prospects since the date of those financial statements such that it may reasonably be expected to be unable to perform and comply with any one or more of its material obligations under any of the Finance Documents.

12.13 BANK ACCOUNTS

     All the accounts maintained or used by any Obligor at any bank or financial institution as at the date of this Agreement have been included within the definition of Charged Accounts.

12.14 VALUATION

     (a) All information provided by or on behalf of any Obligor to the valuer for the purposes of any Equipment Valuation or any Property Valuation is accurate in all material respects and, to the best of its knowledge and belief after having made all due enquiries, no information has been omitted by it which would make that information misleading in any material respect;

     (b) To the best of its knowledge and belief and after having made all due enquiries, there has been no change to the information provided pursuant to paragraph (a) above between the dates such information was provided and today's date; and

     (c) No information has been withheld by it from any such valuer which to the best of its knowledge and belief after having made all due enquiries, may be material.

12.15 DORMANT SUBSIDIARIES

     Each of the Dormant Subsidiaries is, as at today's date, a Dormant Company.

13.  GENERAL UNDERTAKINGS

13.1 DURATION

     The undertakings in this Clause 13 and in Clause 14 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or Burdale is under any obligation under any Finance Document.

13.2 AUTHORISATIONS

     Each Obligor shall promptly:

     (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

     (b)  supply certified copies to Burdale of,

     any authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

13.3 COMPLIANCE WITH LAWS

     Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

13.4 NEGATIVE PLEDGE

     (a) No Obligor shall create or permit to subsist any Security Interest over any of its assets.

     (b)  No Obligor shall:

          (i) sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor;

          (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms otherwise than pursuant to the Finance Documents;

          (iii) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

          (iv) enter into any other preferential arrangement having a similar effect,

          in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

     (c)  Paragraphs (a) and (b) above do not apply to:

          (i) any lien arising by operation of law and in the ordinary course of trading;

          (ii) any Security Interest in favour of Burdale; or

          (iii) any Security Interests arising solely as a result of a title retention clause in a supply agreement entered into by any Obligor, or arising under conditional sale or hiring agreements in respect of goods supplied in the ordinary course of business

13.5 MERGER

     No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction.

13.6 CHANGE OF BUSINESS

     The Company shall procure that no substantial change is made to the general nature of the business of the Company or any Obligor from that carried on at the date of this Agreement.

13.7 DEFAULT

     Each Obligor will notify Burdale forthwith upon becoming aware of the occurrence of any Default and will provide Burdale with full details of any steps which it is taking, or is considering taking, in order to remedy or mitigate the effect of the Default.

13.8 DISPOSALS

     No Obligor shall enter into a single transaction or series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset save for:

     (a)  the disposal of Stock in the ordinary course of trading; or

     (b) the application of cash in the purchase or acquisition of goods and services in the ordinary course of trading or in any manner not prohibited by any of the Finance Documents; or

     (c) the disposal of obsolete assets where the proceeds of sale (if any) are paid into a Blocked Account; or

     (d) any disposal in respect of which Burdale has given its prior written consent; or

     (e) the disposal of any asset where the higher of market value or consideration receivable (when aggregated with the higher of market value or consideration receivable for any other sale, lease, transfer or other disposal (other than any permitted under paragraphs (a) to (d) above)) does not exceed L10,000 (or its equivalent in another currency or currencies) in any financial year and the proceeds of sale are paid into a Blocked Account.

13.9 ACQUISITIONS

     No Obligor will, except in the ordinary course of its trade acquire any business, undertaking or assets of any kind whatsoever.

13.10 INTRA-GROUP ARRANGEMENTS

     No Obligor will, without obtaining Burdale's prior written consent:

     (a) pay any dividend or make any other distribution of any of its assets to its shareholders or any of them; or

     (b) pay any other moneys, whether by way of interest, management fees or otherwise howsoever, to any affiliate, subsidiary or any shareholder, director or employee except for payments in the ordinary course of, and pursuant to the reasonable requirements of, trading and on arms length commercial terms or permitted by Clause 13.13; or

     (c)  redeem any of its ordinary or preference share capital.

13.11 AUDITS BY BURDALE

     Each Obligor will permit Burdale or its appointed representatives or agents at the relevant Obligor's expense to conduct an audit of its financial records, systems and forecasts on a quarterly basis or, following a Default at more frequent intervals as Burdale may stipulate and will afford all co-operation to Burdale and its representatives or agents to enable such audit to take place.

13.12 FINANCIAL INDEBTEDNESS

     No Obligor will incur any Financial Indebtedness other than:

     (a)  under the Finance Documents;

     (b)  normal trade credit granted to it in the ordinary course of business;

     (c) equipment, vehicle and operating leases and hire purchase transactions entered into in the ordinary course of business where the total annual

          Financial Indebtedness for such leases and transactions for the Obligors as a whole does not exceed L1,000,000 at any one time;

     (d) with respect to loans made to it by another Obligor which is a Chargor under the Debenture;

     (e) intercompany indebtedness owed by the Company to Atchison Casting Corporation ("ACC") arising from a loan made by ACC to the Company to assist with the payment of the purchase price for the shares in Sheffield Forgemasters Group Limited; or

     (f) intercompany indebtedness of an amount not exceeding L3,540,371.94 (or its equivalent in other currencies) owed to Affiliates in the United States of America and which is to be repaid in full from the proceeds of the first Utilisation of the Facilities.

13.13 MAKING LOANS

     No Obligor will be a creditor with respect to any Financial Indebtedness except for:

     (a)  the grant of normal trade credit in the ordinary course of its trade;

     (b) loans made by it to another Obligor which is a Chargor under the Debenture; and

     (c) loans to Affiliates of the Obligors in the United States of America made prior to 30 September 2001 PROVIDED THAT:

          (i) no Obligor may make any such loan unless it first demonstrates to the satisfaction of Burdale (acting reasonably) that such loans are to be used by such Affiliates solely for working capital purposes and, in particular, not in any way which would cause a breach of section 151 of the Companies Act 1985; and

          (ii) the outstanding aggregate principal amount of such loans does not exceed L6,500,000 at any time;

     (d) loans to Affiliates of the Obligors in the United States of America made after 30 September 2001 PROVIDED THAT no Obligor may make any such loan unless:

          (i) it first demonstrates to the satisfaction of Burdale (acting reasonably) that such loans are to be used by such Affiliates solely for working capital purposes and, in particular, not in any way which would cause a breach of section 151 of the Companies Act 1985;

          (ii) the total amount lent by such Obligor in any quarter of the Company's financial year is equal to or less than the consolidated profit after tax of the Company for the preceding quarter (as defined in accordance with GAAP but excluding any exceptional or extraordinary profit and as demonstrated by the accounts for such quarter delivered to Burdale pursuant to Clause 14.1(b)); and

          (iii) immediately after making such loan and deducting an amount equal to any past due payables of the Obligors at such time, the Facility

               Companies would have at least L4,000,000 have available to them for Utilisation.

     (e) a loan not exceeding L1,000,000 (or its equivalent in other currencies) to Fonderie d'Autun SA (a French Affiliate of the Obligors).

13.14 BANK ACCOUNTS

     No Obligor will, open or maintain any account of any type with any bank or financial institution providing like services other than the Charged Accounts.

13.15 INSURANCE

     Each Obligor will:

     (a) as regards all its assets and property of any kind and businesses arrange and maintain in full force and effect insurances (including consequential loss, business interruption and public liability and damage and other insurances usually maintained by companies carrying on the same type of business as its own business) with such insurers as Burdale approves and on such terms and in such amounts as Burdale may reasonably require and is customary for an enterprise engaged in the same or similar business and in the same or similar localities and against such risks as Burdale shall reasonably request;

     (b) procure that Burdale's interest is noted on all policies relating to insurances so arranged in such manner as Burdale may in its absolute discretion require and will use all reasonable endeavours to ensure that Burdale is named as sole loss payee (but without having any obligation for premiums);

     (c) ensure that every policy of insurance contains a standard mortgagee clause, whereby such insurance will not be invalidated, vitiated or avoided as against a mortgagee in the event of any misrepresentation, act, neglect or failure to disclose on the part of the insured provided that where the insurers will not agree such terms, terms acceptable to Burdale in Burdale's absolute discretion are agreed; and

     (d) will supply to Burdale copies of all such policies of insurance and all endorsements and renewals of such policies;

     (e) duly and punctually pay all premiums in respect of its insurances and not do or omit to do any act, matter or thing whereby any such insurance may be or becomes void or voidable at the option of the insurers or settle any claim in respect of those insurances without the prior written consent of Burdale, such consent not to be unreasonably withheld or delayed;

     (f) it shall comply with, enforce and not waive, release, terminate or vary (or agree so to do) any obligations arising under all policies of insurance and in particular, but without limitation, it shall notify Burdale immediately upon receiving notice from any insurer that the details of any insurance policy are to change in any way and upon receiving notice from any insurer terminating any insurance policies;

     (g) in the event that it receives from any insurer notice that such insurer is terminating any insurance policy, it shall use all reasonable endeavours to enter into an agreement on substantially the same terms as those contained in the original insurance policy with such other insurer as approved by Burdale and to the extent that the same terms or substantially the same terms are not available from the insurer, such terms as are acceptable to Burdale in its absolute discretion, to take effect on or before the expiry of such notice and shall use all reasonable endeavours to procure that such insurer gives to Burdale such acknowledgements and undertakings in relation to this Agreement as Burdale may in its absolute discretion require;

     (h) produce to Burdale on request copies of all policies and all receipts for the current premiums with respect to the insurance; and

     (i) immediately give notice to Burdale of any occurrence which gives rise, or might give rise, to a claim under any policy of insurance.

     If any Obligor at any time fails to perform any of its obligations contained in this Clause, Burdale may effect or renew such insurance as Burdale thinks fit and such Obligor shall reimburse Burdale for the costs thereby incurred on demand.

13.16 FINANCIAL YEAR END AND CHANGE OF AUDITORS

     Except with the prior written consent of Burdale (not to be unreasonably withheld or delayed), no Obligor will alter its financial year end from that applicable at the date of this Agreement and each Obligor will procure that it has at all times appointed as its auditors a firm of auditors which is acceptable to Burdale.

13.17 TAXES

     Each Obligor will promptly pay all Taxes as and when they fall due (other than in circumstances where such Taxes are the subject of a dispute being carried on properly and in good faith by the relevant Obligor where written details of such dispute have been supplied to Burdale (if requested, Burdale having been notified of the dispute) or, in the case of PAYE and National Insurance contributions, within any permitted grace period or, in the case of any other taxes, in accordance with any other arrangements agreed with the Inland Revenue or other taxing authority.

13.18 CHANGE OF NAME

     No Obligor will change its name without giving Burdale 30 days' prior written notice of the proposed new name and will supply a copy of the relevant certificate of incorporation on change of name to Burdale as soon as it becomes available.

13.19 NEW LOCATIONS

     No Obligor will move any of its assets to any new location without giving Burdale 30 days' prior written notice of the new location and executing and delivering to Burdale such access agreements, landlord waivers and other documents as Burdale may reasonably require in order to protect its interest in such assets.

13.20 STAMP DUTY

     Each Obligor will promptly pay any liability incurred in respect of any stamp, registration and similar Tax which is or becomes payable in connection with the entry into, registration, performance, enforcement or admissibility in evidence of any Finance Document and/or any amendment, supplement or waiver of any Finance Document. In the event of any breach of this undertaking the relevant Obligor shall immediately pay to Burdale by way of liquidated damages the amount of any liability that Burdale may incur as a result of or by reference to such Obligor's delay in paying or omission to pay any such Tax.

13.21 ADDITIONAL REPORTS/VALUATIONS

     The Company shall (at its own expense) procure that there are delivered to Burdale within 60 days of today's date:

     (a)  a full appraisal of the Stock of the Obligors;

     (b)  a Property Valuation;

     (c) a certificate of title in relation to the Mortgaged Property in form and substance acceptable to Burdale prepared by DLA and addressed to Burdale.

     (d)  an Equipment Valuation; and

     (e)  a Phase 1 Environmental Report in respect of the Mortgaged Property,

     in each case prepared by a person acceptable to Burdale (acting reasonably) and in a form and substance acceptable to Burdale.

13.22 DORMANT SUBSIDIARIES

     The Company shall procure that each of the Dormant Subsidiaries shall remain a Dormant Company.

13.23 RETENTION OF TITLE

     Each Obligor will:

     (a) within 30 days of today's date provide Burdale with a list of all of its creditors whose standard conditions of supply include retention of title provisions; and

     (b) promptly inform Burdale in writing if any of its creditors imposes retention of title provisions as part of its conditions of supply to such Obligor in addition to those set out in such list.

14.  INFORMATION AND ASSET UNDERTAKINGS

14.1 FINANCIAL INFORMATION

     The Company shall supply to Burdale:

     (a) as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

          (i) its audited consolidated financial statements for that financial year; and

          (ii) the audited financial statements of each Obligor for that financial year; and

     (b) as soon as practicable and in any event within 30 days from the end of each monthly management accounting period and in each case in a format satisfactory to Burdale, full individual and, if applicable, consolidated accounts in each case prepared in Sterling in respect of that period for itself and each other Obligor including Stock figures and valuations for that month, a breakdown of the value and identity of preferential creditors for that month and details of all input and output VAT;

     (c) copies of all notices, circulars, reports and statements sent to any Obligor's shareholders or creditors generally (or any class of them) at the same time as they are made available to such shareholders or creditors; and

     (d) such further information relating to the financial condition or operations of it or any Obligor which Burdale may reasonably require at such time as Burdale may reasonably require it.

14.2 REQUIREMENTS AS TO FINANCIAL STATEMENTS

     Each set of financial statements delivered by the Company pursuant to Clause 14.1 shall be certified by a director of the relevant company without personal liability as fairly representing its financial condition as at the date as at which those financial statements were drawn up and the Company shall procure that each set of financial statements delivered pursuant to Clause 14.1 is prepared using GAAP and consistently with the policies and practices adopted by the relevant company for the preparation of such accounts as at today's date.

14.3 REPORTING REGARDING RECEIVABLES, STOCK AND EQUIPMENT

     Each Facility Company will provide Burdale with the following documents with all amounts expressed in Sterling and otherwise in a form satisfactory to Burdale:

     (a) on a daily basis with a schedule of Receivables, collections received and credits issued and on a monthly basis with a stock report substantially in the form set out in Part I of Schedule 4 and on an annual basis with an Equipment report together with such further information reports and copies of documents regarding Receivables, Stock and Equipment as Burdale may from time to time reasonably request;

     (b) as soon as practicable and in any event within 15 days of the end of each month or more frequently as Burdale may reasonably request:

          (i) ageings of creditors and Receivables with details of all dated invoices; and

          (ii) full details of all Stock by category, location and supplier;

          all in a format to be agreed with Burdale (acting reasonably); and

     (c) on a daily basis, details of any Receivables which have become or are purported to be, by the relevant account debtor or otherwise, subject to any prohibitions or restriction on charge or assignment.

14.4 REPORTING REGARDING ACCOUNT DEBTORS

     (a)  NOTIFICATION: Each Facility Company will notify Burdale promptly of:

          (i) any material delay in such Facility Company's performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defences or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise of any such matter;

          (ii) all material adverse information known to such Facility Company relating to the financial condition of any account debtor; and

          (iii) any event or circumstance which, to such Facility Company's knowledge, would cause Burdale to consider any then existing Receivables as no longer constituting Eligible Receivables.

     (b) DISPUTES AND SETTLEMENTS WITH ACCOUNT DEBTORS: No credit, discount, allowance or extension or agreement for any of the foregoing will be granted to any account debtor without Burdale's consent, except in the ordinary course of the relevant Facility Company's business in accordance with proper practices and policies operated by the relevant Facility Company prior to the date of this Agreement. At any time while an Event of Default is outstanding, Burdale will, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor and to grant any credits, discounts or allowances in relation to such matters.

     (c) RETURN OF STOCK: Each Facility Company will promptly report to Burdale any return of Stock by an account debtor where that Stock has a value in excess of L50,000. At any time that any Stock (irrespective of its value) is returned, reclaimed or repossessed, the related Receivable will be deemed an Ineligible Receivable. In the event any account debtor returns Stock when an Event of Default has occurred and is continuing, such Facility Company will, upon Burdale's request:

          (i)  hold the returned Stock on trust for Burdale;

          (ii) segregate all returned Stock from all of its other property;

          (iii) dispose of the returned Stock solely according to Burdale's instructions; and

          (iv) not issue any credits, discounts or allowances with respect to such returned stock without Burdale's prior written consent.

14.5 VERIFICATION

     Burdale will have the right from time to time, in the name of any nominee, to verify the validity, amount or any other matter relating to any Receivable or other asset of any Obligor, by mail, telephone, facsimile or otherwise.

14.6 RIGHTS AFTER A DEFAULT

     (a) DEALING WITH ASSETS: Burdale may, at any time that a Default has occurred and is continuing and without prejudice to any of its rights under Clause 16.2 or otherwise under this Agreement or any other Finance Document:

          (i) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables and thereby discharge or release any account debtor or any other party or parties in any way liable for payment of any Receivable without affecting any of the Receivables, demand or enforce payment of any Receivables, but without any duty to do so, and Burdale will not be liable for its failure to enforce the payment of any Receivable nor for the negligence of its agents or attorneys with respect to any Receivable; and

          (ii) take whatever other action Burdale may deem necessary for the protection of its interests in any assets subject to a Security Interest under the Security Documents.

     (b) NOTICE TO DEBTORS: At any time that a Default is outstanding, Burdale or its nominee may, at Burdale's discretion as the case may be do any of the following:

          (i) having given prior notification to the Company, notify any or all account debtors that the Receivables have been assigned to Burdale and that payments in respect of Receivables are to be redirected to such account as is specified by Burdale;

          (ii) request the relevant Facility Company to give the notification referred to in Clause 14.6(b)(i) above and/or to ensure that all invoices and statements in respect of Receivables issued to the account debtors state the information referred to in Clause 14.6(b)(i); and

          (iii) direct any or all relevant account debtors to make all payments in respect of Receivables direct to Burdale at such account as Burdale may specify.

     (c) ORIGINALS: At any time that an Event of Default is outstanding, each Facility Company will deliver to Burdale the originals of all documents evidencing the sale and delivery of goods or the performance of services giving rise to any Receivables as Burdale may require.

14.7 UNDERTAKINGS REGARDING STOCK

     With respect to the Stock:

     (a) each Facility Company will at all times maintain perpetual stock records reasonably satisfactory to Burdale, keeping correct and accurate records itemising and describing the kind, type, quality and quantity of Stock, such Facility Company's cost in relation to such Stock and daily withdrawals from and additions to the Stock;

     (b) each Facility Company will conduct a physical count of the Stock at least once each year and at any time or times as Burdale may request while an Event of Default is outstanding, and promptly following such physical count will supply Burdale with a report in a form and containing such specific information as may be reasonably satisfactory to Burdale concerning such physical count;

     (c) no Facility Company will remove any Stock from property which is owned and controlled by it or any other Obligor or to or from a public warehouse without the prior written consent of Burdale, except for sales of Stock in the ordinary course of the relevant Facility Company's trade and except to move Stock directly from such property to another location previously agreed to by Burdale;

     (d) upon Burdale's request, each Facility Company will, at its expense, not more than once in any twelve month period, but at any time or times as Burdale may request while an Event of Default is outstanding, deliver or cause to be delivered to Burdale written reports or appraisals regarding the Stock in form and substance acceptable to Burdale and by an appraiser acceptable to Burdale, addressed to Burdale and upon which Burdale is expressly permitted to rely;

     (e) each Facility Company will produce, use, store and maintain the Stock with all reasonable care and caution and in accordance with applicable standards relating to any insurance and in conformity with applicable laws and regulations;

     (f) each Facility Company assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Stock;

     (g) in respect of Stock exceeding L10,000, no Facility Company will, without prior notice to Burdale, sell such Stock to any customer on sale or return, or on any other basis which entitles the customer to return or may oblige such Facility Company or any other Obligor to repurchase such Stock; and

     (h) each Facility Company will keep the Stock in good and marketable condition and will not, without the prior written consent of Burdale, acquire or accept any consignment Stock.

14.8 BURDALE'S RIGHT TO CURE

     Burdale may, at its option:

     (a) after giving five days notice to the Company, cure any default by any Facility Company under any agreement with an account debtor in respect of a Receivable (other than bona fide disputes in the ordinary course of the relevant Facility Company's business where no Event of Default has occurred and is continuing) or under any other agreement with a third party as may be required by Burdale in good faith to facilitate the collection of the Receivables or to enable Burdale to have access to any assets subject to a Security Interest under the Security Documents;

     (b) after giving five days notice to the Company, pay or make a bond in respect of or appeal any judgment entered into against any Facility Company which, upon execution, attachment or the exercise of any similar remedy in respect of such judgment, would result in a Security Interest being imposed on the assets of any Obligor or would impair Burdale's ability to obtain possession of, realise or collect any assets subject to a Security Interest under the Security Documents;

     (c) discharge taxes, Security Interests or other encumbrances at any time levied on or existing with respect to any assets of any Obligor; and

     (d) pay any amount, incur any expense or perform any act including without limitation the payment to any creditors in respect of plant and/or machinery, which, in Burdale's judgment, is necessary or appropriate to reserve, protect, insure or maintain the assets subject to a Security Interest under the Security Documents and the rights of Burdale with respect to them.

     Any monies so expended or costs so incurred by Burdale shall be repayable by the relevant Obligor on demand. Burdale will be under no obligation to effect any such cure or payment or incur any such cost and will not, by doing so, be deemed to have assumed any obligation or liability of the Facility Company. Any payment made or other action taken by Burdale under this Clause will be without prejudice to any right it may have to assert an Event of Default under this Agreement and to proceed accordingly.

14.9 ACCESS TO PROPERTY

     From time to time as requested by Burdale on one Business Day's notice except in the case of emergency as determined by Burdale (but subject to Clause 17.1(d) regarding daily charge rates), at the cost and expense of the Company:

     (a) Burdale or its nominee will have complete access to all of each Obligor's premises during normal business hours and having given prior notice to the Company, or at any time and without notice to the Company if an Event of Default is continuing, for the purposes of inspecting, verifying and auditing the Obligors' books, records and assets;

     (b) each Obligor will promptly furnish to Burdale or any such nominee such copies of or extracts from such books and records as may be reasonably requested from any Obligor.

15.  GUARANTEE AND INDEMNITY

15.1 GUARANTEE AND INDEMNITY

     Each Guarantor irrevocably and unconditionally jointly and severally:

     (a) guarantees to Burdale punctual performance by each Facility Company of all that Facility Company's obligations under the Finance Documents;

     (b) undertakes with Burdale that whenever a Facility Company does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

     (c) indemnifies Burdale immediately on demand against any cost, loss or liability suffered by Burdale if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which Burdale would otherwise have been entitled to recover.

15.2 CONTINUING GUARANTEE

     This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

15.3 REINSTATEMENT

     If any payment by an Obligor or any discharge given by Burdale (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

     (a) the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

     (b) Burdale shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

15.4 WAIVER OF DEFENCES

     The obligations of each Guarantor under this Clause 15 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 15 (without limitation and whether or not known to it or Burdale) including:

     (a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

     (b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor or any other person;

     (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (d) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

     (e) any amendment (however fundamental) or replacement of a Finance Document or any other document or security;

     (f) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

     (g)  any insolvency or similar proceedings.

15.5 IMMEDIATE RECOURSE

     Each Guarantor waives any right it may have of first requiring Burdale to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 15. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

15.6 APPROPRIATIONS

     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, Burdale may:

     (a) refrain from applying or enforcing any other moneys, security or rights held or received by Burdale in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

     (b) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 15.

15.7 DEFERRAL OF GUARANTORS' RIGHTS

     Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless Burdale otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

     (a)  to be indemnified by an Obligor;

     (b) to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

     (c) to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any of Burdale's rights under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by Burdale.

15.8 ADDITIONAL SECURITY

     This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by Burdale.

16.  EVENTS OF DEFAULT

16.1 DEFAULT

     Each of the events or circumstances specified below constitutes an Event of
     Default:

     (a) PAYMENT DEFAULT: Any Obligor does not pay on its due date any amount payable by it under the Finance Documents at the place and in the currency in which it is expressed to be payable or, where such failure is due to a technical or administrative failure within the banking system (which is not attributable to the relevant Obligor), within two Business Days of such due date.

     (b)  BREACH OF OTHER OBLIGATIONS:

          (i) Any Obligor does not comply with its obligations or undertakings under, or there is a breach of any of Clauses 13.4, 13.8, 13.12, 13.15, 13.21 or 13.23(a).

          (ii) Any Obligor does not comply with any of its obligations or undertakings under any of the Finance Documents (other than those referred to in Clause 16.1(a) or 16.1(b)(i)) and, where such failure is capable of remedy, such Obligor fails to remedy the same within twenty Business Days of the relevant Obligor becoming aware of the failure to comply.

     (c) MISREPRESENTATION: Any representation or warranty made or repeated in connection with any Finance Document or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

     (d) INVALIDITY: Any provision of any of the Finance Documents is not, or is alleged by any Obligor not to be binding on or enforceable against any Obligor or effective to create any security intended to be created by it.

     (e)  CROSS-DEFAULT:

          (i) Any Financial Indebtedness of any Obligor exceeding L50,000 (or its equivalent in other currencies) in aggregate is not paid when due.

          (ii) An event of default howsoever described occurs under any document relating to Financial Indebtedness of any Obligor exceeding L50,000 (or its equivalent in other currencies).

          (iii) Any Security Interest securing Financial Indebtedness over any asset of any Obligor becomes enforceable.

          (iv) An amount exceeding L50,000 in aggregate owed to trade creditors of any Obligor remains outstanding for a period exceeding 20 Business Days following the expiry of any relevant customary trade credit period.

     (f) CREDITORS' PROCESS: Any attachment, sequestration, distress or execution affects any asset of any Obligor and is not discharged within 14 days.

     (g)  INSOLVENCY:

          (i) Any Obligor is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

          (ii) The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).

          (iii) A moratorium is declared in respect of any indebtedness of any Obligor.

     (h)  INSOLVENCY PROCEEDINGS:

          Any corporate action, legal proceedings or other procedure or step is taken in relation to:

          (i) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

          (ii) a composition, assignment or arrangement with any creditor of any Obligor;

          (iii) the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets; or

          (iv) enforcement of any Security Interest over any assets of any Obligor,

          or any analogous procedure or step is taken in any jurisdiction.

     (i) CESSATION OF BUSINESS: Any Obligor ceases, or threatens to cease, to carry on all or a substantial part of its business.

     (j) AUTHORISATIONS: Any authorisation or other requirement necessary to enable any Obligor to comply with any of its obligations under the Finance Documents or for Burdale to enter into this Agreement and make available and/or maintain the Facilities or any of them is revoked or withheld or does not remain in full force and effect or is materially and adversely modified.

     (k) UNLAWFULNESS: It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

     (l) CHANGE OF CONTROL: Any single person or group of persons acting in concert (as defined in the City Code on Takeovers and Mergers) not having control of the Company directly or indirectly as at today's date, acquires or agrees to acquire control (as defined in Section 416 of the Income and Corporation Taxes Act 1988) of the Company.

     (m) CHARGED ACCOUNT ARRANGEMENTS: Any bank repudiates or purports to terminate the arrangements set out in the Debenture in relation to any Charged Account or a cash-sweep or payment required to be made under any Finance Document from a Charged Account is not made in the amount and manner required unless such non-payment arises by reason of an administrative oversight and is corrected within 5 Business Days.

     (n) MATERIAL ADVERSE EFFECT: An event or series of events occurs which in Burdale's reasonable opinion constitutes or could reasonably be expected to constitute a Material Adverse Effect.

16.2 ACTION ON DEFAULT

     Upon the occurrence of any Event of Default and whilst the same is continuing, and without prejudice to any of Burdale's rights under this Agreement, Burdale may, by notice to the Company:

     (a)  declare that an Event of Default has occurred; and/or

     (b) declare that the Facilities or any of them shall be cancelled, whereupon the Facilities or such of them (as the case may be) shall be so cancelled and all fees (including without limitation pursuant to Clause 7.6(b)) payable in relation to the Facilities or such of them (as the case may be) shall become immediately due and payable; and/or

     (c) declare that some or all of the Loans, together with accrued interest and all other amounts accrued, be immediately due and payable, whereupon they shall become immediately due and payable; and/or

     (d) declare that some or all of the Loans, together with accrued interest and all other amounts accrued, be payable on demand, whereupon they shall immediately become payable on demand (and in the event of any such demand those Loans, such interest and such other amounts shall be immediately due and payable); and/or

     (e) declare that the Company shall forthwith pay or procure the payment to Burdale of a sufficient sum to cover the amount of all Outstanding Purchase

          Price and/or any contingent obligations of Burdale under any outstanding L/Cs and/or any contingent obligation of Burdale under any Forex Transaction, whereupon the same shall become immediately due and payable.

16.3 APPOINTMENT OF INSOLVENCY OFFICER

     If any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or any other insolvency officer is appointed in respect of any Obligor or any part of its assets (whether on the application or with the consent of Burdale or otherwise) then Burdale may (with or without it first having exercised any of its other rights under the Finance Documents), by notice to the Company, declare that the fee specified in Clause 7.6(b) be immediately due and payable or, at Burdale's option, payable upon demand as if the Facility Limit at such time had been reduced to zero, whereupon such fee shall become immediately due and payable or payable on demand (as the case may be).

17.  COSTS, EXPENSES AND FEES

17.1 INITIAL AND GENERAL COSTS

     The Company shall pay to Burdale on demand the amount of all costs and expenses (including legal fees) incurred by it:

     (a) in the negotiation, preparation, printing and execution of the Finance Documents (including any Finance Documents executed after today's date);

     (b) in relation to any amendment, waiver, consent or suspension of rights requested by or on behalf of any Obligor relating to a Finance Document;

     (c) in remitting loan proceeds, collecting cheques and other items of payment, and establishing and maintaining the Charged Accounts, together with Burdale's associated and customary charges and fees;

     (d) as out-of-pocket expenses and costs from time to time (including prior to today's date) during the course of periodic field examinations of the Obligors' assets and operations, plus a daily charge at the rate of L500 for Burdale's examiners in the field and office for up to four such periodic field examinations in any 12 month period prior to a Default and for any other or additional field examinations on and after the occurrence of a Default; and

     (e)  in respect of the reports and valuations specified in Clause 13.21.

17.2 VALUATION

     (a)  Immediately upon demand, the Company shall pay the costs of:

          (i) the Property Valuation and the Equipment Valuation carried out prior to first utilisation of the Facilities;

          (ii) any Property Valuation and any Equipment Valuation under Clause 17.2(b) or 17.2(d).

     (b)  Burdale may request a Property Valuation or an Equipment Valuation:

          (i)  once in each period of 12 months commencing today's date; and

          (ii) at any time if a Default is outstanding.

     (c) Burdale may also call for a Property Valuation or an Equipment Valuation at any time at its own cost.

     (d) If the results of the written searches carried out after today's date in respect of any Mortgaged Property are in any respect materially and adversely different from the results of the personal searches in respect of such Mortgaged Property carried out before today's date, Burdale may refer such matters to the valuer who prepared the then most recent Property Valuation to consider and revise (if appropriate) the then most recent Property Valuation in respect of such Mortgaged Property.

17.3 ENFORCEMENT COSTS

     The Company shall pay to Burdale on demand the amount of all costs and expenses (including legal fees and VAT) incurred by it in:

     (a) the enforcement of, or the preservation of any rights under, any Finance Document; or

     (b)  investigating any Default.

17.4 FEES

     (a) FACILITY FEE: The Company will pay to Burdale today a facility fee equal to 2% on the amount of the Facility Limit.

     (b) COMMITMENT FEE: The Company will pay to Burdale a commitment fee computed at the rate of 0.25% on the daily undrawn/unutilised balance of the Facility Limit. Accrued Commitment Fee shall be payable monthly in arrears from today's date and also on the date on which all the Facilities are terminated. Commitment fee shall accrue from day to day and be calculated on the basis of a 365 day year and for the actual number of days elapsed.

     (c) MONITORING FEE: The Company will pay to Burdale an annual monitoring fee of L108,000. Such fee shall fall due for payment on today's date and thereafter on each anniversary of today's date and (subject to the operation of Clause 16.2) shall be paid by the Company in equal quarterly instalments in advance with the first payment to be made on today's date.

     (d) L/C FEE: Each Facility Company will pay to Burdale on the first Business Day of each month a fee equal to:

          (i) in relation to any L/C which is a performance bond, 0.375% per quarter or part quarter; and

          (ii) in relation to any other L/C, 2.6% per annum,

          in each case on the face amount of each L/C issued at such Facility Company's request in respect of the period between the date of issue of the L/C and the End Date of such L/C. The fee shall be calculated on the basis of a 365 day year and shall be paid monthly in arrears and on the End Date of such L/C.

18.  INDEMNITIES

18.1 CURRENCY INDEMNITY

     If any amount payable by any Obligor under or in connection with any of the Finance Documents is received by Burdale in a currency other than that agreed to be payable under the Finance Documents, whether as a result of any judgment or order or other enforcement, the liquidation or bankruptcy of any Obligor or otherwise howsoever and the amount produced by converting the currency so received into the agreed currency is less than the relevant amount of the agreed currency, then the relevant Obligor will as an independent obligation indemnify Burdale for the deficiency and any loss sustained as a result. Such conversion will be made at the Exchange Rate, on such date and in such market as is determined by Burdale as being most favourable for such conversion. The relevant Obligor will in addition pay the costs of such conversion.

18.2 FOREIGN EXCHANGE INDEMNITY

     Each Facility Company will indemnify and hold Burdale harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Burdale may suffer or incur in connection with any Forex Transaction and any documents, drafts or financial information relating to such Forex Transaction, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any counterparty with respect to any Forex Transaction, except for any such losses, claims, damages, liabilities, costs and expenses suffered or incurred by Burdale as a result of its gross negligence or wilful misconduct. Each Facility Company assumes all risks with respect to the acts or omissions of any counterparty to any Forex Transaction and for such purposes the counterparty will be deemed such Facility Company's agent. Each Facility Company assumes all risks for, and agrees to pay, all foreign and local taxes, duties and levies relating to any transaction pursuant to the Forex Transactions or any documents, drafts or financial information relating to such Forex Transaction. Each Facility Company releases and holds Burdale harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Facility Company, by any counterparty or otherwise with respect to or relating to any Forex Transaction.

18.3 OTHER INDEMNITIES

     The Company will (or will procure that an Obligor will) indemnify Burdale on demand against any loss or liability which Burdale incurs as a result of:

     (a)  the occurrence of any Default;

     (b) any payment of principal or other amount being received from any source otherwise than on its due date under this Agreement;

     (c) any Utilisation not being effected after a Facility Company has delivered a Request in respect of such Utilisation other than as a result of Burdale's negligence or default;

     (d) any prepayment or provision of cash collateral by any Obligor not being made in accordance with the terms of this Agreement.

     In each case the Company's liability includes (without limitation) loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document and on account of any security given by Burdale in relation to those funds and in relation to any amount repaid or prepaid in relation to any Finance Document.

19.  NOTICES

19.1 DELIVERY AND RECEIPT

     (a) Any communications to be made under or in connection with the Finance Documents shall be made in writing, may be made by letter or facsimile and shall be deemed to be given as follows:

          (i) if by way of letter, when it has been left at the relevant address or two Business Days after being deposited in the post with postage prepaid in an envelope addressed to it at that address; and

          (ii) if by facsimile, when received in legible form,

          save that any notice delivered or received on a non-Business Day or after business hours shall be deemed to be given on the next Business Day at the place of delivery or receipt.

     (b) Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

19.2 ADDRESSES

     (a) The Company's and each other Obligor's address and facsimile number for notices are:

          Atchison Casting UK Limited
          P O Box 1332
          Talos House
          Hawke Street,
          Sheffield S9 2WZ

          Facsimile no:            0114 243 2216
          For the attention of:    Philip Barrett

          or such as the Company may notify to Burdale by not less than 10 days' notice.

     (b)  Burdale's address and facsimile number for notices are:

          53 Queen Anne Street
          London W1G 9HP

          Facsimile no:            020 7935 5445
          For the attention of:    Company Secretary

          or such as Burdale may notify to the Company by not less than 10 days' notice.

20.  MISCELLANEOUS PROVISIONS

20.1 REMEDIES AND WAIVERS

     The rights of Burdale under the Finance Documents:

     (a)  may be exercised as often as necessary;

     (b)  are cumulative and not exclusive of its rights under the general law;
          and

     (c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any right shall not be deemed to be a waiver of that right.

20.2 INVALIDITY

     If, at any time, any provision of any Finance Document is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.

20.3 CHANGE OF CURRENCY

     (a) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

          (i) any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by Burdale (after consultation with the Facility Companies); and

          (ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by Burdale (acting reasonably).

     (b) If a change in any currency of a country occurs, this Agreement will, to the extent Burdale (acting reasonably and after consultation with the Facility Companies) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the London interbank market and otherwise to reflect the change in currency.

20.4 ACCOUNTS

     In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by Burdale are prima facie evidence of the matters to which they relate.

20.5 CERTIFICATES AND DETERMINATIONS

     Any certification or determination by Burdale of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.6 DISCLOSURE OF INFORMATION

     Burdale may disclose to any person with whom it is proposing to enter into (or has entered into) any kind of assignment or transfer in relation to this Agreement any information concerning the Obligors as Burdale may in its discretion think fit provided such person is bound by a professional code of confidentiality or has signed a confidentiality agreement by which it agrees to keep all details disclosed confidential to itself and its professional advisers, and may advertise or publicise in such publications and to such persons as Burdale may in its discretion think fit such particulars of this transaction as Burdale may in its absolute discretion deem appropriate.

20.7 COUNTERPARTS

     This Agreement may be executed in any number of counterparts and all of such counterparts taken together will be deemed to constitute one and the same instrument.

21.  GOODS AND DOCUMENTS

21.1 PLEDGE

     All Goods and Documents are hereby and shall upon despatch from the supplier of any Goods be deemed to be pledged by the relevant Facility Company to Burdale and the Goods and the proceeds of all insurances in relation to them and all sales of them and all of the relevant Facility Company's rights as unpaid seller of them shall be a continuing security for the payment and discharge in full of all of the obligations of the relevant Facility Company under the Finance Documents.

21.2 PERFECTION OF PLEDGE

     Burdale shall be entitled at its option to obtain possession of the Goods in order to perfect the pledge made by Clause 21.1 and in this regard the relevant Facility Company assigns to Burdale its right, title and interest in and to the Documents and all claims and rights arising from them and the relevant Facility Company irrevocably and unconditionally authorises Burdale to do all such things as may be necessary to clear the Goods, take possession of them and realise the Goods in reduction of the relevant Facility Company's indebtedness to Burdale and in this regard the relevant Facility Company irrevocably appoints Burdale acting through any one of Burdale's directors as the relevant Facility Company's agent to sign all such documents and do all such things on the relevant Facility Company's behalf as may be necessary to give effect to the provisions of this Clause 21.2.

21.3 TRUST RECEIPTS

     The Goods and the Documents shall only be released to the relevant Facility Company by Burdale against receipt by Burdale of a duly executed trust receipt from the relevant Facility Company in Burdale's standard form (from time to time) and if, for any reason, no such trust receipt is executed by the relevant Facility Company in respect of any Goods or Documents, such Goods or Documents shall be deemed to be subject to a trust receipt in such form.

21.4 SEPARATION

     Each Facility Company undertakes to keep the Documents and the Goods separate and distinct from any other bills of lading, documents of title or goods.

22.  CHANGES TO PARTIES

22.1 ASSIGNMENTS AND TRANSFER BY OBLIGORS

     No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

22.2 ADDITIONAL FACILITY COMPANIES

     The Company may request that any of its Subsidiaries becomes an Additional Facility Company. That Subsidiary shall become an Additional Facility Company if:

     (a) Burdale approves the addition of that Subsidiary as an Additional Facility Company;

     (b) the Company delivers to Burdale a duly completed and executed Accession Letter;

     (c) the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Facility Company; and

     (d)  Burdale has received all of the documents and other evidence listed in
          Part II of Schedule 2 in relation to that Additional Facility Company, each in form and substance satisfactory to Burdale.

22.3 ADDITIONAL GUARANTORS

     The Company shall procure that each of its Subsidiaries (other than any Dormant Subsidiary for such time as it remains a Dormant Company) is a Guarantor. With respect to any company which becomes a Subsidiary of the Company (other than any Dormant Subsidiary for such time as it remains a Dormant Company) after today's date, the Company shall procure that such Subsidiary becomes an Additional Guarantor by delivering to Burdale (promptly upon such company becoming a Subsidiary):

     (a)  a duly completed and executed Accession Letter; and

     (b) all of the documents and other evidence listed in Part II of Schedule 2 in relation to that Additional Guarantor, each in form and substance satisfactory to Burdale.

22.4 REPETITION OF REPRESENTATIONS

     Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the representations and warranties in Clause 12 are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

22.5 TRANSFER BY BURDALE

     Burdale may at any time assign, transfer, delegate or offer participations in all or a proportion of all its rights and obligations under the Finance Documents to any other bank or financial institution.

23.  GOVERNING LAW AND JURISDICTION

23.1 GOVERNING LAW

     This Agreement is governed by English law.

23.2 JURISDICTION

     (a) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

     (b) The parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no party will argue to the contrary.

     (c) This Clause 23.2 is for the benefit of Burdale only. As a result, Burdale shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, Burdale may take concurrent proceedings in any number of jurisdictions.

23.3 SERVICE OF PROCESS

     Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

     (a) irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

     (b) agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

     For the benefit of Burdale the Company expressly agrees and consents to its irrevocable appointment as process agent pursuant to this Clause 23.3.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                   SIGNATORIES

THE COMPANY

ATCHISON CASTING UK LIMITED

By:  D. FLETCHER


THE FACILITY COMPANIES

SHEFFIELD FORGEMASTERS ROLLS LIMITED

By:  P. CARLESS

SHEFFIELD FORGEMASTERS ENGINEERING LIMITED

By:  K. LOMAX


THE GUARANTORS

ATCHISON CASTING UK LIMITED

By:  D. FLETCHER

SHEFFIELD FORGEMASTERS GROUP LIMITED

By:  D. FLETCHER

SHEFFIELD FORGEMASTERS LIMITED

By:  D. FLETCHER

SHEFFIELD FORGEMASTERS ROLLS LIMITED

By:  P. CARLESS

SHEFFIELD FORGEMASTERS ENGINEERING LIMITED

By:  K. LOMAX


BURDALE:

BURDALE FINANCIAL LIMITED

By:  N. HOGG S. CHAIT